As filed with the Securities and Exchange Commission on October 3, 2024.

Registration No. 333-279343

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CERVOMED INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	30-0645032 (I.R.S. Employer Identification Number)

20 Park Plaza

Suite 424

Boston, Massachusetts 02216

(617) 744-4400

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

John Alam M.D.

President and Chief Executive Officer

CervoMed Inc.

20 Park Plaza

Suite 424

Boston, Massachusetts 02216

(617) 744-4400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent for Service)

Copies to:

William C. Hicks, Esq.

Jason S. McCaffrey, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

On May 10, 2024, CervoMed Inc. (the “Company”, “we,” “our,” or “us,”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-279343), which was subsequently amended on May 30, 2024 (as amended, the “Registration Statement”). The Registration Statement was initially declared effective by the SEC on June 5, 2024 and registered for resale by the selling stockholders identified therein or their donees, pledgees, assignees, transferees, distributees or other successors-in-interest (the “selling stockholders”) up to an aggregate of 4,728,916 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” or “common stock”)), issued by the Company in a private placement on April 1, 2024 (the “2024 Private Placement”), or, with respect to the Warrant Shares (as defined below), issuable by the Company pursuant to the Warrants (as defined below) issued by the Company in the 2024 Private Placement, consisting of (i) 1,747,608 shares of Company Common Stock (the “PIPE Shares”), (ii) 449,023 shares of Company Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Company Common Stock held by a selling stockholder (the “Pre-Funded Warrant Shares”), and (iii) 2,532,285 shares of Company Common Stock issuable upon the exercise of outstanding Series A warrants (the “Series A Warrants,” and collectively with the Pre-Funded Warrants, the “Warrants”) to purchase shares of Company Common Stock held by the selling stockholders (the “Series A Warrant Shares,” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”).

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1”) is being filed by the Company to (i) convert the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) include updated information regarding the Selling Stockholders named in this prospectus, including a reduction in the number of shares of Common Stock being offered by the Selling Stockholders to 4,728,916 to reflect sales and dispositions of such securities by the Selling Stockholders since the filing of the original Registration Statement.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 3, 2024

PRELIMINARY PROSPECTUS

CERVOMED INC.

4,728,916 Shares of Common Stock

This prospectus relates to the resale from time to time, by the selling stockholders identified in this prospectus or their donees, pledgees, assignees, transferees, distributees or other successors-in-interest (the “selling stockholders”) up to an aggregate of 4,728,916 shares of our common stock, par value $0.001 per share (the “Common Stock” or “common stock”), issued by us in a private placement on April 1, 2024 (the “2024 Private Placement”), or, with respect to the Warrant Shares (as defined below), issuable by us pursuant to the Warrants (as defined below) issued by us in the 2024 Private Placement, consisting of (i) 1,747,608 shares of our Common Stock (the “PIPE Shares”), (ii) 449,023 shares of our Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of our common stock held by a selling stockholder (the “Pre-Funded Warrant Shares”), and (iii) 2,532,285 shares of our Common Stock issuable upon the exercise of outstanding Series A warrants (the “Series A Warrants,” and collectively with the Pre-Funded Warrants, the “Warrants”) to purchase shares of our Common Stock held by the selling stockholders (the “Series A Warrant Shares,” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”).

We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares. We will, however, receive the net proceeds of any Warrants exercised for cash. We are paying the cost of registering the shares of Common Stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. See “Plan of Distribution” beginning on page 14 in this prospectus.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CRVO.” On October 2, 2024, the last reported sale price of our common stock was $13.69.

Investing in our securities involves a number of significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2024

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	3

RISK FACTORS	4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	5

USE OF PROCEEDS	7

SELLING STOCKHOLDERS	8

DESCRIPTION OF SECURITIES	10

PLAN OF DISTRIBUTION	14

LEGAL MATTERS	16

EXPERTS	16

WHERE YOU CAN FIND MORE INFORMATION	16

INFORMATION INCORPORATED BY REFERENCE	16

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission (the “SEC”). As it is only a summary, it does not contain all of the information that you should consider before purchasing our securities and it is qualified in its entirety by, and should be read in conjunction with, the accompanying prospectus supplement, any related free writing prospectus, and the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, any accompanying prospectus supplement, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the information contained under the heading “Risk Factors” and our financial statements and the related notes contained in and incorporated by reference into this prospectus, before purchasing our securities.

CervoMed Business Overview

We are a clinical-stage company developing treatments for age-related neurologic disorders. We are currently focused on developing our lead drug candidate, neflamapimod, an investigational, orally administered, small molecule brain penetrant that inhibits p38 mitogen-activated protein kinase alpha (“p38α”). Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that cause disease in Dementia with Lewy Bodies (“DLB”), and certain other major neurological disorders, and is currently being evaluated in our ongoing Phase 2b clinical trial (“RewinD-LB Trial”), evaluating neflamapimod for treatment of patients with DLB who have not progressed to a point where they have biomarker or imaging evidence of hippocampal atrophy, or Early-Stage DLB, funded by a $21.0 million grant from the National Institute on Aging of the National Institute of Health (the “NIA”).

We believe we are a leader in the industry in developing a treatment for DLB, as we are the only company of which we are aware with an asset that has shown statistically significant improvements compared to placebo in a Phase 2a clinical trial (our AscenD-LB Trial) and has initiated a Phase 2b clinical evaluation (our ongoing RewinD-LB Trial), from which we expect topline results in December 2024. The clinical symptoms in DLB are most directly linked to synaptic dysfunction in cholinergic neurons (i.e., neurons producing the neurotransmitter acetylcholine) in a part of the brain named the basal forebrain. Based on available preclinical and clinical data, we believe if neflamapimod is given in the early stages of certain degenerative diseases of the brain, it may reverse synaptic dysfunction and improve neuron health and function. In preclinical studies, neflamapimod has been shown to reverse the neurodegenerative process in the basal forebrain cholinergic (“BFC”) system and correct the behavioral deficits that result from synaptic dysfunction in the BFC system. Following earlier clinical studies demonstrating blood-brain-barrier penetration, target engagement, and identification of dose-response, we obtained positive clinical data in patients with DLB in our Phase 2a clinical trial (“AscenD-LB”) Trial. Specifically, statistically significant improvement was observed in patients treated with neflamapimod compared to patients treated with placebo on measures of dementia severity (as measured by Clinical Dementia Rating Sum of Boxes test (“CDR-SB”)) and functional mobility (i.e., walking ability, as measured by the Timed Up and Go test (“TUG”)) in the primary (intention-to-treat) analysis, which includes all patients randomized into the study that had at least one measurement of the endpoint analyzed. In addition, in a secondary analysis evaluating the higher of two doses in the study (40 mg three times daily), neflamapimod demonstrated statistically significant improvement compared to placebo in a battery of cognitive tests, particularly with respect to tests that measured attention. These preclinical results and the primary results of the AscenD-LB Trial were published in the journal Nature Communications in September 2022.

In October 2023, the major clinical neurology journal, Neurology, published additional analyses of the AscenD-LB Trial data that further strengthened these conclusions regarding neflamapimod’s potential and identified the DLB patient population most responsive to neflamapimod treatment. In these analyses, the study results were stratified by pre-treatment levels of plasma ptau181, which recent scientific literature has identified as a blood-based biomarker to differentiate advanced DLB patients – in whom there is significant, irreversible neuronal loss in the hippocampus and associated alzheimer’s disease (“AD”) co-pathology – from Early-Stage DLB patients — in whom the disease is limited to synaptic dysfunction in the basal forebrain, a reversible component of the disease, and there is no associated AD co-pathology. It is estimated that Early-Stage DLB patients comprise approximately 50% of the total diagnosed DLB patient population at any given time and that the remaining 50% is comprised of patients with advanced DLB, which is sometimes referred to in the scientific literature as “DLB-AD” or a form of “mixed dementia.” In patients with a plasma ptau181 level of less than 2.2 pg/mL, the treatment response to neflamapimod in the AscenD-LB Trial was substantially greater than the overall patient population, with a Cohen’s d effect size ≥ 0.7 and statistically significant vs. placebo on the CDR-SB, TUG, cognitive tests of attention and working memory. In a February 2024 publication in the Journal of Prevention of Alzheimer’s Disease, results from our prior clinical trials of neflamapimod in AD and DLB were integrated to show not only the demonstrated effects of neflamapimod on cognition and function, but on other biomarkers such as electroencephalogram and basal forebrain volume and functional connectivity by magnetic resonance imaging (“MRI”).

Our ongoing RewinD-LB Trial is a double-blind, placebo-controlled, 16-week Phase 2b study that enrolled 159 patients with Early-Stage DLB, and is funded by a $21.0 million grant from the NIA. The trial is intended to confirm the efficacy findings from the AscenD-LB Trial and definitively demonstrate proof-of-concept. We have utilized our subsequent analyses of the AscenD-LB Trial data and the other information described above to optimize the RewinD-LB Trial’s design and bolster the trial’s statistical power. Critically, the RewinD-LB Trial excluded patients with advanced DLB as evaluated by plasma ptau181 levels (i.e., the study only enrolled patients with Early-Stage DLB). To enrich for such patients during screening, the global Clinical Dementia Rating score at entry was limited to 0.5 or 1.0; based on the enrollment data in our AscenD-LB and RewinD-LB Trials, among these patients with mild or very mild dementia, we estimate that the percentage of patients with Early-Stage DLB is substantially higher (approximately 66% among patients screened in RewinD-LB) as compared to the overall DLB population as a whole (approximately 50%). Together with additional modifications to the AscenD-LB Trial design related to dosing regimen (40 mg three times daily) and primary endpoint (CDR-SB), sample size calculations indicate that the RewinD-LB Phase Trial has greater than 95% statistical power (approaching 100%) to meet its primary objective of demonstrating improvement relative to placebo on change in CDR-SB, a global measure of dementia severity, over the course of the study.

We completed enrollment in the RewinD-LB Trial in June 2024, anticipate the “last patient, last visit” for the 16-week placebo-controlled phase of the study to occur in October 2024, and expect to report topline results from the placebo-controlled phase of the study in December 2024. The results of the RewinD-LB Trial are intended to provide the data necessary to finalize our design of a Phase 3 clinical trial, the general framework of which, including a 24-week treatment duration, is based on prior discussions with and feedback from the FDA.

In August 2024, we initiated a Phase 2a study in Strasbourg, France, which will evaluate neflamapimod in up to 20 DLB patients with mild cognitive impairment (MoCA score >= 18 during screening). The primary objective of the study will be to obtain additional pharmacokinetic data on a dosing regimen not previously used in any of our clinical trials (80 mg BID) that may provide additional dosing flexibility for certain patient populations or indications we may target in the future. On an exploratory basis, we will also collect data on basal forebrain atrophy, as measured by MRI, and a broad range of clinical endpoints.

In addition to neflamapimod’s potential to treat DLB, we believe the benefit of targeting neuroinflammation-induced synaptic dysfunction in the BFC system can be applied to other neurologic indications in which treatment of BFC dysfunction and degeneration would be expected to be clinically beneficial, including as treatment promoting recovery in the three months after ischemic stroke, as a disease-modifying treatment for early-stage Alzheimer’s disease, and as a treatment for certain forms of frontotemporal dementia.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated by reference, as described under the caption “Information Incorporated by Reference” on page 16 of this prospectus.

Corporation Information

We are a Delaware corporation that was incorporated in June 2015 and previously was named “Diffusion Pharmaceuticals Inc.” (“Diffusion”). Prior to June 2015, we were a Nevada corporation. On August 16, 2023, we completed a merger transaction with EIP Pharma, Inc. (“EIP”), a Delaware corporation, and changed our name to “CervoMed Inc.”

We maintain our principal executive offices at 20 Park Plaza, Suite 424, Boston, Massachusetts 02216.

Our telephone number there is (617) 744-4400. The address of our website is www.cervomed.com. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

THE OFFERING

Common Stock offered by the Selling Stockholders	An aggregate of 4,728,916 shares of Common Stock, including 1,747,608 PIPE Shares and 2,981,308 Warrant Shares. The selling stockholders are identified in the table commencing on page 8.

Use of proceeds

We will not receive any proceeds from the sale by the selling stockholders of the shares of Common Stock covered by this prospectus. We will, however, receive the exercise price of (i) $0.001 per share of any of the Pre-Funded Warrants, and (ii) $39.24 per share of any of the Series A Warrants, in each case, exercised for cash.

NASDAQ Ticker Symbol	“CRVO”

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully all of the information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including, without limitation, the risk factors in the section entitled “Risk Factors” included in our Annual Report on Form 10-K filed with the SEC on March 29, 2024, which is incorporated by reference in this prospectus, as well as the risk factors set forth in any applicable prospectus supplement and the other reports we file from time to time with the SEC that are incorporated by reference in this prospectus or the applicable prospectus supplement. Each of these risk factors could have a material and adverse effect on our business, results of operations, financial position, or cash flows, which may result in the loss of all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other information and documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in and are incorporated by reference into a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, our intellectual property position, the degree of clinical utility of our products, particularly in specific patient populations, expectations regarding clinical trial data, our ability to commercialize our product candidates, our results of operations, cash needs, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in or incorporated by reference into this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in and incorporated by reference into this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in and incorporated by reference into this prospectus, they may not be predictive of results or developments in future periods.

Actual results could differ materially from our forward-looking statements due to a number of factors, including risks related to:

●	our cash balances and our ability to obtain additional financing in the future and continue as a going concern;

●

the success and timing of our ongoing Phase 2b clinical trial in patients with DLB and our other clinical and preclinical studies, including our ability to enroll subjects in our studies at anticipated rates and our ability to manufacture an adequate amount of drug supply for our studies;

●	obtaining and maintaining intellectual property protection for our current or future product candidates and our proprietary technology;

●	the performance of third parties, including contract research organizations, manufacturers, suppliers, and outside consultants, to whom we outsource certain operational, staff and other functions;

●	our ability to obtain and maintain regulatory approval of our current or future product candidates and, if approved, our products, including the labeling under any approval we may obtain;

●	our plans and ability to develop and commercialize our current or future product candidates and the outcomes of our research and development activities;

●	our estimates regarding expenses, future revenues, capital requirements, and needs for additional financing;

●	our future obligations under our license agreement with Vertex Pharmaceuticals Incorporated;

●	our failure to recruit or retain key scientific or management personnel or to retain our executive officers;

●

the accuracy of our estimates of the size and characteristics of the potential markets for our current or future product candidates, the rate and degree of market acceptance of any of our current or future product candidates that may be approved in the future, and our ability to serve those markets;

●	the success of products that are or may become available which also target the potential markets for our current or future product candidates;

●	our ability to operate our business without infringing the intellectual property rights of others and the potential for others to infringe upon our intellectual property rights;

●	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;

●	our ability to remediate our previously disclosed material weaknesses in our internal controls over financial reporting in a timely manner;

●	our ability to successfully integrate the historical businesses of EIP and Diffusion and realize the anticipated benefits of the merger;

●	recently enacted and future legislation related to the healthcare system;

●	other regulatory developments in the United States, European Union, and other foreign jurisdictions;

●	our ability to satisfy the continued listing requirements of The NASDAQ Capital Market or any other exchange on which our securities may trade in the future;

●

uncertainties related to general economic, political, business, industry, and market conditions, including the continued availability of funding for the NIA to support disbursements under our previously received grant and

●	other risks and uncertainties, including those discussed under the heading “Risk Factors” herein and in our other public filings.

You should also read carefully the factors described in the “Risk Factors” section contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus, and incorporated by reference herein from our Annual Report on Form 10-K filed with the SEC on March 29, 2024, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements contained in or incorporated by reference into this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Any forward-looking statements that we make in or incorporate by reference into this prospectus speak only as of the date of such statement, and, except as required by applicable law, we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our Common Stock beneficially owned by the selling stockholders pursuant to this prospectus. Upon any exercise of the Warrants for cash, the applicable selling stockholder would pay us the exercise price set forth in the applicable Warrant.

Each Pre-Funded Warrant has an exercise price equal to $0.001 per share, and if all 449,023 Pre-Funded Warrants are exercised on a cash basis, we will receive proceeds of approximately $449. Each Series A Warrant has an exercise price equal to $39.24 per share, and if all 2,532,285 Series A Warrants are exercised on a cash basis, we will receive proceeds of approximately $99.4 million. We expect to use any such proceeds primarily to fund research and development of our clinical-stage product candidate, neflamapimod, working capital and general corporate purposes.

The Pre-Funded Warrants are exercisable on a net exercise cashless basis. The Series A Warrants are only exercisable on a net exercise cashless basis if, after six months from the date of their initial issuance, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares issuable upon exercise of such Warrants. If any of the Warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear their own broker or similar commissions payable with respect to sales of shares of our Common Stock.

SELLING STOCKHOLDERS

This prospectus covers the possible resale from time to time by the selling stockholders identified in the table below of Common Stock, including Common Stock issuable upon the exercise of Warrants issued in the 2024 Private Placement. The selling stockholders may sell some, all or none of their Common Stock. We do not know how long the selling stockholders will hold the Warrants, whether any will exercise the Warrants, and upon such exercise, how long such selling stockholders will hold the Common Stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholders, based on its ownership of Common Stock and Warrants to purchase Common Stock, as of September 15, 2024, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of shares of Common Stock being offered in this prospectus by the selling stockholders. The fourth and fifth columns list the number of shares of Common Stock owned after the offering, by number of shares of Common Stock and percentage of outstanding shares of Common Stock, assuming in both cases the sale of all of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. The number of shares in the table below does not reflect this limitation. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares Common Stock Beneficially Owned After Offering	Percentage of Shares of Common Stock Owned After Offering#
Armistice Capital, LLC (1)	1,240,215	1,234,363	5,852	*
RA Capital Healthcare Fund, L.P. (2)	2,532,286	2,532,286	--	--
Soleus Capital Master Fund, L.P. (3)	253,228	253,228	--	--
Special Situations Cayman Fund, L.P. (4)	146,477	137,496	8,981	*
Special Situations Fund III QP, L.P. (5)	512,360	470,252	42,108	*
Special Situations Life Sciences Fund, L.P. (6)	195,334	101,291	94,043	1.1%

* Less than 1%.

# Based upon 8,253,741 shares of Common Stock issued and outstanding as of September 15, 2024.

(1)

The selling stockholder holds (i) 500,000 shares of Common Stock issued in the 2024 Private Placement and which we are registering hereby, (ii) Series A Warrants to purchase an aggregate of 734,363 shares of Common Stock issued in the 2024 Private Placement and which we are registering hereby and (iii) warrants originally issued in May 2019 to purchase an aggregate of 5,852 shares of Common Stock. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable.  Shares directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)

The selling stockholder holds (i) 817,120 shares of Common Stock, (ii) Pre-Funded Warrants to purchase an aggregate of 449,023 shares of Common Stock, and (iii) Series A Warrants to purchase an aggregate of 1,266,143 shares of Common Stock, each of which were issued in the 2024 Private Placement and which we are registering hereby. The Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling stockholder to exercise that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of our Common Stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable.  RA Capital Management, L.P. (the “Adviser”) is the investment manager for the selling stockholder. The general partner of the Adviser is RA Capital Management GP, LLC (the “Adviser GP”), of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the managing members. The Adviser, the Adviser GP, Dr. Kolchinsky and Mr. Shah disclaim beneficial ownership of any of the securities, except to the extent of their pecuniary interest therein. The principal business address of the selling stockholder is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(3)

The selling stockholder holds (i) 126,614 shares of Common Stock and (ii) Series A Warrants to purchase an aggregate of 126,614 shares of Common Stock, each of which were issued in the 2024 Private Placement and which we are registering hereby. The Series A Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling stockholder to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our Common Stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The shares of Common Stock reflected in this table are held directly by Soleus Capital Master Fund, L.P. (“Soleus Master Fund”). Soleus Capital, LLC (“Soleus Capital”) is the sole general partner of Soleus Master Fund and thus holds voting and dispositive power over the securities held by Soleus Master Fund. Soleus Capital Group, LLC (“SCG”) is the sole managing member of Soleus Capital. Mr. Guy Levy is the sole managing member of SCG. Each of SCG, Soleus Capital and Mr. Guy Levy disclaims beneficial ownership of these securities held by Soleus Master Fund, except to the extent of their respective pecuniary interests therein. The principal business address of the selling stockholder is 104 Field Point Road, 2nd Floor, Greenwich, Connecticut 06830.

(4)

The selling stockholder holds (i) 77,729 shares of Common Stock, including 68,748 shares of Common Stock purchased in the 2024 Private Placement and which we are registering hereby, and (ii) Series A Warrants to purchase an aggregate of 68,748 shares of Common Stock, which were issued in the 2024 Private Placement and which we are registering hereby. The Series A Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling stockholder to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our Common Stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. AWM Investment Company Inc. (“AWM”) is the investment adviser to and SSCayman LLC (“SSCayman”) is the General Partner of the Special Situations Cayman Fund, L.P. David Greenhouse and Adam Stettner are the principal owners of AWM and members of SSCayman. Through their control of AWM, Messrs. Greenhouse and Stettner share voting and investment control. Messrs. Greenhouse and Stettner disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest each of them may have therein. The principal business address of the selling stockholder is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(5)

The selling stockholder holds (i) 277,234 shares of Common Stock, including 235,126 shares of Common Stock purchased in the 2024 Private Placement and which we are registering hereby, and (ii) Series A Warrants to purchase an aggregate of 235,126 shares of Common Stock, which were issued in the 2024 Private Placement and which we are registering hereby. The Series A Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling stockholder to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our Common Stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. AWM is the investment adviser to and MGP Limited Partnership (“MGP”) is the General Partner of the Special Situations Fund III QP, L.P. David Greenhouse and Adam Stettner are the principal owners of AWM and members of MGP. Through their control of AWM, Messrs. Greenhouse and Stettner share voting and investment control. Messrs. Greenhouse and Stettner disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest each of them may have therein. The principal business address of the selling stockholder is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(6)

The selling stockholder holds (i) 94,043 shares of Common Stock and (ii) Series A Warrants to purchase an aggregate of 101,291 shares of Common Stock, which were issued in the 2024 Private Placement and which we are registering hereby. The Series A Warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling stockholder to exercise that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our Common Stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. AWM is the investment adviser to and LS Advisers LLC (“LSA”) is the General Partner of the Special Situations Life Sciences Fund, L.P. David Greenhouse and Adam Stettner are the principal owners of AWM and members of LSA. Through their control of AWM, Messrs. Greenhouse and Stettner share voting investment and control. Messrs. Greenhouse and Stettner disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest each of them may have therein. The principal business address of the selling stockholder is 527 Madison Avenue, Suite 2600, New York, NY 10022.

DESCRIPTION OF SECURITIES

Company Capitalization

Our authorized capital stock consists of 1,000,000,000 shares of common stock and 30,000,000 shares of preferred stock, $0.001 par value, all of which remains undesignated. The following summary is qualified in its entirety by reference to our certificate of incorporation (as amended, the “Certificate of Incorporation”), a copy of which is filed as an exhibit to our previous filings with the SEC and incorporated herein by reference.

Common Stock

Authorized. We are authorized to issue 1,000,000,000 shares of common stock, of which 8,253,741 shares were issued and outstanding as of September 15, 2024. We may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting Rights. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. At all meetings of the stockholders, except where otherwise provided by law, the Certificate of Incorporation or the Company’s Bylaws (as amended, the “Bylaws”), the presence, in person or by proxy duly authorized, of the holders of at least 33.4% of the outstanding shares of common stock entitled to vote constitutes a quorum for the transaction of business. Except as otherwise provided by law or by the Certificate of Incorporation or Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by law, the Certificate of Incorporation or Bylaws, directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote generally on the election of directors.

Dividends. Subject to limitations under Delaware law and any preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors (the “Board”) out of legally available funds.

Liquidation. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to any prior rights of any preferred stock then outstanding.

Fully Paid and Non-assessable. All shares of our outstanding common stock are fully paid and non-assessable and any additional shares of common stock that we issue will be fully paid and non-assessable.

Other Rights and Restrictions. Holders of common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of common stock to transfer the holder’s shares of common stock.

Listing. Our common stock is quoted on The NASDAQ Capital Market under the symbol “CRVO.” As of June 30, 2024, there were 114 record holders of our common stock.

Transfer Agent and Registrar. The transfer agent and registrar for common stock is Computershare Investor Services, LLC, 150 Royall Street, Canton, Massachusetts, telephone number: 1-800-942-5909.

Preferred Stock

As of June 30, 2024, no shares of preferred stock of the Company were issued or outstanding. Our Certificate of Incorporation authorizes our Board to provide for the issuance of up to 30,000,000 shares of preferred stock in one or more series. Our Board is authorized to classify or reclassify any unissued portion of our authorized shares of preferred stock to provide for the issuance of shares of other classes or series, including preferred stock in one or more series. We may issue preferred stock from time to time in one or more classes or series, with the exact terms of each class or series established by our Board. Without seeking stockholder approval, our Board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including, but not limited to:

●	the distinctive designation and the maximum number of shares in the series;

●	the terms on which dividends, if any, will be paid;

●	the voting rights, if any, on the shares of the series;

●	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

●	the terms on which the shares may be redeemed, if at all;

●	the liquidation preference, if any; and

●	any or all other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of the series.

The issuance of preferred stock may delay, deter or prevent a change in control.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designation for complete information. The prospectus supplement will contain a description of United States federal income tax consequences relating to the preferred stock.

Pre-Funded Warrants and Series A Warrants

Each Pre-Funded Warrant has an exercise price of $0.001 per Warrant Share, was immediately exercisable on the date of issuance, and will not expire. Under the terms of the Pre-Funded Warrants, the Company may not effect the exercise of any portion of any Pre-Funded Warrant, and a holder will not have the right to exercise any portion of any Pre-Funded Warrant, which, upon giving effect to such exercise, would cause a holder (together with its affiliates) to own more than a specified beneficial ownership limitation of either 4.99% or 9.99% (as selected by such holder prior to the issuance of the Pre-Funded Warrant) of the number of shares of common stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to the Company.

The Series A Warrants have an exercise price equal to $39.24 per Warrant Share, representing a 100% premium to the price of last sale, are exercisable immediately and will expire at the earlier of (i) April 1, 2027 or (ii) 180 days after the date that the Company makes a public announcement of positive top-line data from the Company’s Phase 2b RewinD-LB clinical trial evaluating neflamapimod for treatment of patients with DLB. Under the terms of the Series A Warrants, the Company may not effect the exercise of any portion of any Series A Warrant, and a holder will not have the right to exercise any portion of any Series A Warrant, which, upon giving effect to such exercise, would cause a holder (together with its affiliates) to own more than a specified beneficial ownership limitation of either 4.99% or 9.99% (as selected by such holder prior to the issuance of the Series A Warrant) of the number of shares of common stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to the Company.

The exercise price and the number of Warrant Shares will be subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock.

In the event of certain fundamental transactions (as described in the Pre-Funded Warrants), a holder of Pre-Funded Warrants or Series A Warrants, respectively, will have the right to receive, upon exercise of the Pre-Funded Warrants or Series A Warrants, respectively, the same amount and kind of securities, cash or property that such holder would have received had they exercised in full the Pre-Funded Warrants or Series A Warrants, respectively, immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Pre-Funded Warrants or Series A Warrants, respectively.

Registration Rights

The selling stockholders are entitled to rights with respect to registration of the shares of Common Stock held by it or issuable to it under the Securities Act. These rights are provided under the terms of the Securities Purchase Agreement, dated March 28, 2024 (the “Purchase Agreement”). The Purchase Agreement requires the Company to file a resale registration statement (the “Resale Registration Statement”) with respect to the maximum number of shares of Common Stock held by or issuable to the selling stockholders pursuant to the equity warrants and the exchange warrants (the “Registrable Securities”) within 15 business days after a demand for registration is made pursuant to the terms of the Purchase Agreement.

Subject to limited exceptions, if the Company fails to file and obtain and maintain effectiveness of the Resale Registration Statement(s) required under the Purchase Agreement, then the Company shall be obligated to pay to each affected holder of Registrable Securities an amount equal to 1.5% of the aggregate purchase price of such holder’s Registrable Securities whether or not included in such Resale Registration Statement on the date of such failure and 1.5% on every thirtieth day thereafter (pro-rated for periods of less than 30 days) until the date such failure is cured.

The registration rights granted in the Purchase Agreement are subject to customary cross-indemnification and contribution provisions, under which we are obligated to indemnify holders of Registrable Securities in the event of material misstatements or omissions in the Resale Registration Statement(s) attributable to the Company, and they are obligated to indemnify the Company in an amount not to exceed the net proceeds to such holder as a result of the sale of Registrable Securities pursuant to such registration statement for material misstatements or omissions in the Resale Registration Statement(s) attributable to them in reliance upon and in conformity with written information furnished to the Company by such holders expressly for use in connection with such Registration Statement.

Expiration of Registration Rights

The Company must use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of (i) the date as of which the selling stockholder may sell all of the Registrable Securities covered by the applicable Resale Registration Statement(s) without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) or (ii) the date on which the selling stockholder has sold all of the Registrable Securities covered by the applicable Resale Registration Statement(s).

Anti-Takeover Provisions of our Charter, our Bylaws and Delaware Law

Our Charter and our Bylaws impose certain anti-takeover provisions and make the Delaware Chancery Court the exclusive forum for certain stockholder actions, which may make the acquisition of the Company, a proxy contest, or the nomination of a director candidate by a stockholder more difficult than such actions would be in the absence of such provisions. These provisions include the items described below.

Filling Vacancies

Our Bylaws provide that only our Board has the right to fill a vacancy on the Board created by an expansion or by the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on the Board.

Meetings of Stockholders

Our Bylaws provide that only the Chair of our Board, our Chief Executive Officer, or a majority of our directors are authorized to call a special meeting of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Preferred Stock

Our Charter provides for 30,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal is not in the best interests of the Company’s stockholders, our Board may issue undesignated preferred stock without stockholder approval in one or more private offerings or other transactions, the terms of which may be established and shares of which may be issued without stockholder approval (notwithstanding any requirements imposed by the SEC or any exchange on which our Common Stock may now or in the future trade), which may include rights superior to the rights of the holders of our Common Stock and which may dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Charter grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of our Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of the Company.

Amendment to Our Bylaws

Our Bylaws may be amended, restated, or repealed by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws, and may also be amended by the affirmative vote of 66 2/3% of the outstanding shares entitled to vote on the amendment.

Advance Notice Requirements

Our Bylaws establish advance notice procedures with respect to any nominations for election to our Board or for proposing matters that can be acted upon by stockholders at any meeting of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days (or, if we call a special meeting of stockholders for the purpose of electing one or more directors to our Board, not later than the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board to be elected at such meeting) nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of Common Stock (including any Common Stock issuable upon the exercise of Pre-Funded Warrants and/or Series A Warrants) covered by this prospectus on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	sales pursuant to Rule 144;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions, and such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Common Stock, the warrants or shares of Common Stock they acquire upon the exercise of Pre-Funded Warrants and/or Series A Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock (including Common Stock issuable upon exercise of the Pre-Funded Warrants and/or Series A Warrants) pursuant to the Purchase Agreement, estimated to be $252,020 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Purchase Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Purchase Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Boston, Massachusetts, has passed upon the validity of the Common Stock being offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022 and for each of the years then ended incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a registration statement on Form S-1 to Form S-3 that we have filed with the SEC under the Securities Act, and therefore this prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act and file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information and amendments to those reports filed or furnished with the SEC. SEC filings are available at the SEC’s website at http://www.sec.gov.

We also maintain a website at www.cervomed.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 to Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained from the SEC’s website at http://www.sec.gov. This prospectus incorporates by reference the following documents (other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules) that we have filed with the SEC but have not included or delivered with this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 29, 2024;

●	our Quarterly Reports on Form 10-Q for the quarter ended (i) March 31, 2024 filed with the SEC on May 14, 2024, and (ii) June 30, 2024 filed with the SEC on August 9, 2024;

●

our Current Reports on Form 8-K as filed with the SEC on January 5, 2024, February 2, 2024, February 7, 2024, February 28, 2024, March 18, 2024, March 28, 2024, April 23, 2024, May 20, 2024, June 14, 2024, July 12, 2024, August 1, 2024, October 1, 2024, and October 3, 2024; and

●

the description of our common stock included in the description of securities filed as Exhibit 4.16 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, as such description has been amended, and any amendment or report the Registrant may file with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our latest Annual Report on Form 10-K incorporated by reference herein) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a free copy of any or all of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

CervoMed Inc.

20 Park Plaza, Suite 424

Boston, Massachusetts 02116

(617) 744-4400

Attention: Investor Relations

You may also access these documents on our website, www.cervomed.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

4,728,916 Shares of Common Stock

P R O S P E C T U S

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant.

Securities and Exchange Commission registration fee		$17,908.25
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*         These fees cannot be estimated at this time, as they are calculated based on the securities offered and the number of issuances.

Item 15. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Article V of our certificate of incorporation, as amended, provides for indemnification of our directors and officers, and Article X of our bylaws, as amended, provides for indemnification of our directors, officers, employees and other agents, to the maximum extent permitted by the DGCL. We have entered into indemnification agreements with our officers and directors. In addition, we maintain a policy providing directors’ and officers’ liability insurance.

Section 102 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation, as amended, and bylaws, as amended, include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Item 16. Exhibits

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filing under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Document
2.1

Agreement and Plan of Merger, dated as of March 30, 2023, by and among Diffusion Pharmaceuticals, Inc., Dawn Merger Sub, Inc. and EIP Pharma, Inc. (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 30, 2023).

3.1	Certificate of Incorporation of CervoMed Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2023).

3.2

Certificate of Amendment, dated August 16, 2023, to the CervoMed Inc. Certificate of Incorporation, as amended, to implement a reverse stock split (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2023).

3.3

Certificate of Amendment, dated August 16, 2023, to the CervoMed Inc. Certificate of Incorporation, as amended, to implement a corporate name change (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2023).

3.4	By-Laws of CervoMed Inc., as amended (incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2023).

4.1

Specimen Stock Certificate representing shares of CervoMed Inc.’s Common Stock, par value $0.001 (incorporated by reference to Exhibit 4.15 to the Annual Report on Form 10-K for the year ended December 31, 2023).

4.2	Form of Series A Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 28, 2024).

4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 28, 2024).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (incorporated by reference to Exhibit 5.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on May 10, 2024).

10.1

Securities Purchase Agreement, dated March 28, 2024, by and between CervoMed Inc. and each of the purchasers party thereto, related to the 2024 Private Placement (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 filed on May 10, 2024).

23.1*	Consent of RSM US LLP, independent registered public accounting firm.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on signature page to the Registration Statement on Form S-1 filed with the SEC on May 10, 2024).

107	Filing Fee Table (incorporated by reference to Exhibit 107 to the Registration Statement on Form S-1 filed with the SEC on May 10, 2024).

*         Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on the 3rd day of October, 2024.

CERVOMED INC.

By:	/s/ John Alam, M.D.
John Alam, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ John Alam, M.D	President, Chief	October 3, 2024
John Alam M.D.	Executive Officer and Director
(Principal Executive Officer)

/s/ William Elder	Chief Financial Officer, General Counsel and Corporate Secretary	October 3, 2024
William Elder	(Principal Financial Officer)

*	Chair of the Board of Directors	October 3, 2024
Joshua S. Boger, Ph.D

*	Director	October 3, 2024
Sylvie Grégoire, PharmD

*	Director	October 3, 2024
Robert J. Cobuzzi, Jr., Ph.D.

*	Director	October 3, 2024
Jane Hollingsworth, J.D.

*	Director	October 3, 2024
Jeff Poulton
	Director	October 3, 2024
*
Marwan Sabbagh, M.D.	Director	October 3, 2024

*	Director	October 3, 2024
Frank Zavrl

*By:	/s/ John Alam, M.D.
John Alam M.D.
Attorney-in-fact